Exhibit 99.1

August 02, 2017	Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications and Federal Affairs
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS SECOND QUARTER 2017 RESULTS

•	Company affirms 2017 earnings guidance range from continuing operations of $2.98 to $3.08 per diluted share

•	Second quarter 2017 diluted earnings per share from continuing operations decreased 5.2 percent to 73 cents compared to the second quarter 2016

•

The Regulated Businesses continued to deliver solid results, increasing 3.7%, which was offset by expected lower capital upgrades in the Military Services group and a one-time cumulative tax adjustment

•	Revenue increased 2.1 percent to $844 million for the quarter

VOORHEES, N.J., August 02, 2017– American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter and six months ended June 30, 2017.

“American Water continued to provide clean, safe, reliable and affordable water and water services to our customers,” said Susan Story, president and CEO of American Water. “Our second quarter 2017 earnings per diluted share were down 5.2 percent compared to last year, primarily due to quarter over quarter impacts from: previously disclosed lower capital upgrades from the Military Services Group; a one-time New York tax adjustment resulting from changes in state income tax; warmer and drier weather in second quarter 2016; and a favorable contract settlement also in the second quarter of 2016.

“However, despite these challenges, we continue to execute on growth, especially in our Regulated Businesses. During the quarter, we invested approximately $376 million in infrastructure to better serve our customers and added approximately 22,000 customers year to date through closed acquisitions and organic growth.”

“The long term outlook of our industry and of American Water continues to be strong and compelling. For 2017 we are affirming earnings guidance of $2.98 to $3.08 as well as our long term compound annual earnings growth outlook to be at the 7-10% range,” added Story.

Consolidated Results

In the second quarter 2017, income from continuing operations decreased $0.04 per diluted share compared to the prior year. Net income from the Regulated Businesses increased 3.7 percent or $0.02 per diluted share, the Market-based Businesses decreased $0.02 per diluted share and Parent decreased $0.04 per diluted share. The decrease at Parent included a one-time cumulative tax adjustment from a legislative change adopted in New York during the second quarter that exempts water utilities from the manufacturers’ tax deduction. This change negatively impacted the apportionment of state income taxes to the Parent by $0.02 per diluted share.

For the six months ended June 30, 2017, income from continuing operations increased $0.03 per diluted share compared to the prior year. Net income from the Regulated Businesses increased 5.4 percent or $0.07 per diluted share from growth driven by capital investments, acquisitions

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and organic growth. Net income from the Market-based Businesses decreased $0.02 per diluted share. Finally, Parent decreased $0.02 per diluted share primarily from the one-time cumulative tax adjustment discussed above.

For the first six months of 2017, the company made capital investments of approximately $618 million, including $576 million of which the majority was to improve infrastructure in the Regulated Businesses to provide safe, clean and reliable service to its customers and $42 million for regulated acquisitions. American Water plans to invest about $1.5 – $1.6 billion across its footprint in 2017, with the majority of these investments to improve its water and wastewater systems.

Regulated Businesses

In the second quarter 2017, net income in the Regulated Businesses was $139.6 million, compared to $134.9 million for the same period in 2016. Regulated revenue increased $29.7 million through additional authorized revenue and surcharges to support infrastructure investments, acquisitions, and organic growth; slightly offset by lower demand in 2017 and warmer weather in the second quarter of 2016. Partially offsetting the increases in revenue was higher depreciation expense of $9.7 million, operating and maintenance expense of $7.4 million and interest expense of $3.1 million associated with infrastructure investment growth.

For the six months ended June 30, 2017, net income in the Regulated Businesses was $233.8 million, compared to $222.1 million for the same period in 2016. Regulated revenue increased $54.4 million through additional authorized revenue and surcharges to support infrastructure investments, acquisitions, and organic growth, slightly offset by lower demand in 2017 and warmer weather in the second quarter of 2016. Partially offsetting the increases in revenue was higher depreciation expense of $18.5 million and interest expense of $5.4 million both associated with infrastructure investment growth.

For the six months ended June 30, 2017, the company received additional annualized revenues of approximately $43 million from general rate cases and step increases and approximately $22 million in additional annualized revenues from infrastructure surcharges. The company is awaiting final orders or proposed settlements for general rate cases in three states and filed infrastructure surcharge in two, requesting approximately $234.9 million in total additional annualized revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.

For the 12-month period ended June 30, 2017, the adjusted O&M efficiency ratio (a non-GAAP financial measure) improved to 34.5 percent, compared to 35.2 percent for the 12-month period ended June 30, 2016. By reducing O&M expense as a proportion of revenue, American Water is able to make investments in needed capital improvements without significantly impacting customer bills.

Market-based Businesses

In the second quarter of 2017, net income in the Market-based Businesses was $8.8 million, compared to $12.8 million for the same period in 2016. The decrease was primarily driven by lower capital upgrades in the Military Services Group, including completion of a major project at Fort Polk in Louisiana in mid-2016 and a favorable contract settlement in second quarter 2016.

For the six months ended June 30, 2017, net income in the Market-based Businesses was $15.4 million, compared to $18.9 million for the same period in 2016. The decrease was driven by lower capital upgrades in the Military Services Group, including completion of a major project at Fort Polk in Louisiana in mid-2016, and a favorable contract settlement in second quarter 2016.

Dividends

On July 28, 2017, American Water’s board of directors declared a quarterly cash dividend payment of $0.415 per share of common stock, payable on September 1, 2017, to all stockholders of record as of August 9, 2017.

2017 Earnings Guidance

American Water has affirmed that its 2017 earnings guidance from continuing operations remains in the range of $2.98 - $3.08 per diluted share. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures

This press release includes a presentation of adjusted Regulated O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, the impact of the binding global agreement in principle to settle claims associated with the Freedom Industries, Inc. chemical spill in West Virginia (the “Settlement”), and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item constitutes a “non-GAAP financial measure” under SEC rules. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP

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financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should not be considered an alternative to any GAAP measure.

Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water, the Settlement and the allocable portion of non-O&M support services costs. The company’s definition of this metric may not be comparable to the same or similar measures used by other companies, and, accordingly, this non-GAAP financial measure may have significant limitations on its use.

Set forth in this release is a table that reconciles each of the components used to calculate adjusted O&M efficiency ratio to most directly comparable GAAP financial measure.

Second Quarter 2017 Earnings Conference Call

The second quarter 2017 earnings conference call will take place on Thursday, August 3, 2017, at 9 a.m. Eastern Daylight Time. Interested parties may listen to the conference call over the Internet by logging on to the Investor Relations page of the company’s website at https://amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.

Following the earnings conference call, an audio archive of the call will be available through August 10, 2017.  U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529. International callers may listen by dialing 1-412-317-0088. The access code for replay is 10110707. The online webcast will be available at American Water’s investor relations homepage at http://ir.amwater.com through September 7, 2017. After that, the archived webcast will be available for one year at http://ir.amwater.com.

About American Water

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The company employs more than 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found by visiting amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2017 earnings guidance, projected long-term earnings growth, the outcome of pending acquisition activity and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness and outcome of regulatory commissions’ actions concerning rates, capital structure, authorized return on equity, capital investment, permitting, and other decisions; changes in laws, governmental regulations and policies, including environmental, health and safety, water quality, and public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections; potential costs and liabilities of American Water for environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers, including, for example, water management solutions focused on customers in the natural gas exploration and production market; the outcome of litigation and similar government actions, including matters related to the Freedom Industries chemical spill in West Virginia, and the Settlement; weather conditions, patterns or events or natural disasters, including drought or abnormally high rainfall, strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes, tornadoes, electrical storms and solar flares; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its operational and information technology (“IT”) systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies or water provided to its customers; exposure or infiltration of its critical infrastructure, operational technology and IT systems through physical or cyber-attacks or other disruptions; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully meet growth projections and capitalize on growth opportunities, including its ability to, among other things, acquire and integrate water and wastewater systems into its regulated operations and enter into contracts and other agreements with,

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or otherwise obtain, new customers in its Market-based Businesses; cost overruns relating to improvements in or the expansion of its operations; its ability to maintain safe work sites; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; changes in general economic, political, business and financial market conditions; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on its current or future debt that could increase its financing costs or funding requirements or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its financing costs and funding requirements; changes in Federal or state income, general and other tax laws, including tax reform, the availability of tax credits and tax abatement programs, and the ability to utilize its U.S. and state net operating loss carryforwards; migration of customers into or out of its service territories; the use by municipalities of the power of eminent domain or other authority to condemn its systems; difficulty in obtaining, or the inability to obtain, insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges related to American Water’s goodwill or other assets; civil disturbances, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts; and the impact of new accounting standards or changes to existing standards.

These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in the company’s annual and quarterly SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. The company does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the Federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In millions except per share data

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Operating revenues	$844	$827	$1,600	$1,570
Operating expenses:
Operation and maintenance	349	351	686	699
Depreciation and amortization	126	115	250	231
General taxes	63	64	131	130
Gain on asset dispositions and purchases	(2)	(2)	(2)	(3)
Total operating expenses, net	536	528	1,065	1,057
Operating income	308	299	535	513
Other income (expense):
Interest, net	(85)	(81)	(170)	(161)
Other, net	3	7	6	9
Total other income (expense)	(82)	(74)	(164)	(152)
Income from continuing operations before income taxes	226	225	371	361
Provision for income taxes	95	88	147	142
Net income attributable to common stockholders	$131	$137	$224	$219

Basic earnings per share:
Net income attributable to common stockholders	$0.74	$0.77	$1.26	$1.23
Diluted earnings per share: (a)
Net income attributable to common stockholders	$0.73	$0.77	$1.26	$1.23
Weighted-average common shares outstanding:
Basic	178	178	178	178
Diluted	179	178	179	178
Dividends declared per common share	$0.415	$0.375	$0.415	$0.375

(a) Amounts may not sum due to rounding.

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In millions except per share data

	June 30, 2017	December 31, 2016
ASSETS
Property, plant and equipment	$20,575	$19,954
Accumulated depreciation	(5,184)	(4,962)
Property, plant and equipment, net	15,391	14,992
Current assets:
Cash and cash equivalents	64	75
Restricted funds	28	20
Accounts receivable, net	288	269
Unbilled revenues	236	263
Materials and supplies	41	39
Other	151	118
Total current assets	808	784
Regulatory and other long-term assets:
Regulatory assets	1,324	1,289
Goodwill	1,373	1,345
Other	70	72
Total regulatory and other long-term assets	2,767	2,706
TOTAL ASSETS	$18,966	$18,482

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In millions except per share data

	June 30, 2017	December 31, 2016
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value, 500,000,000 shares authorized, 182,342,528 and 181,798,555 shares issued, respectively)	$2	$2
Paid-in-capital	6,416	6,388
Accumulated deficit	(702)	(873)
Accumulated other comprehensive loss	(85)	(86)
Treasury stock, at cost (4,064,010 and 3,701,867 shares, respectively)	(247)	(213)
Total common stockholders' equity	5,384	5,218
Long-term debt	5,650	5,749
Redeemable preferred stock at redemption value	9	10
Total long-term debt	5,659	5,759
Total capitalization	11,043	10,977
Current liabilities:
Short-term debt	1,117	849
Current portion of long-term debt	686	574
Accounts payable	134	154
Accrued liabilities	490	609
Taxes accrued	47	31
Interest accrued	62	63
Other	125	112
Total current liabilities	2,661	2,392
Regulatory and other long-term liabilities:
Advances for construction	291	300
Deferred income taxes, net	2,723	2,596
Deferred investment tax credits	23	23
Regulatory liabilities	410	403
Accrued pension expense	422	419
Accrued postretirement benefit expense	85	87
Other	70	67
Total regulatory and other long-term liabilities	4,024	3,895
Contributions in aid of construction	1,238	1,218
Commitments and contingencies (see Note 9)
TOTAL CAPITALIZATION AND LIABILITIES	$18,966	$18,482

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American Water Works Company, Inc. and Subsidiary Companies

Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In millions

	For the Twelve Months Ended June 30,
(In millions)	2017	2016
Total operation and maintenance expenses	$1,491	$1,443
Less:
Operation and maintenance expenses—Market-Based Businesses	351	397
Operation and maintenance expenses—Other	(43)	(43)
Total operation and maintenance expenses—Regulated Businesses	1,183	1,089
Less:
Regulated purchased water expenses	123	116
Allocation of non-operation and maintenance expenses	27	32
Impact of binding global agreement in principle	65	—
Adjusted operation and maintenance expenses—Regulated Businesses (a)	$968	$941

Total operating revenues	$3,332	$3,249
Less:
Operating revenues—Market-Based Businesses	428	476
Operating revenues—Other	(22)	(18)
Total regulated operating revenues—Regulated Businesses	2,926	2,791
Less:
Regulated purchased water revenues*	123	116
Adjusted operating revenues—Regulated Businesses (b)	$2,803	$2,675

Adjusted operation and maintenance efficiency ratio—Regulated Businesses (a)/(b)	34.5%	35.2%

*Calculation assumes purchased water revenues approximate purchased water expenses.

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